UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)(C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                               (Amendment No. 1)*


                        ACTION PERFORMANCE COMPANIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock,  $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    004933107
                    ----------------------------------------
                                 (CUSIP Number)





                                August 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [X]   Rule 13d-1(b)

       [ ]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                       ---------------------------
CUSIP No. 004933107                     13G           PAGE 2 OF 3 PAGES
-----------------------------                       ---------------------------

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1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Chilton Investment Company, LLC
        87-0742367
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware

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                        5       SOLE VOTING POWER

                                593,300
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   593,300
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          593,300
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IA
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No. 004933107                     13G           PAGE 2 OF 3 PAGES
-----------------------------                       ---------------------------

Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on August 10, 2005 by Chilton Investment Company, LLC. (the "Reporting Person") with respect to the Common Stock $.01 par value (the "Common Stock"), of Action Performance Companies, Inc., an Arizona corporation (the "Schedule 13G") is hereby amended by this Amendment No. 1 to the Schedule 13G to report a change in beneficial ownership. The Schedule 13G is hereby amended as follows:

Items 4 and 5 are hereby amended and restated in their entirety to read:


Item 4.           Ownership.

                  (a) Amount beneficially owned: 593,300 shares

                  (b) Percent of class:  3.2%

                  (c) Number of shares as to which the person has:  593,300

                           (i)      Sole power to vote or to
                                    direct the vote: 593,300
                           (ii)     Shared power to vote or to
                                    direct the vote: 0
                           (iii)    Sole power to dispose or to
                                    direct the disposition of: 593,300
                           (iv)     Shared power to dispose or to
                                    direct the disposition of: 0

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benficial owner of more than five percent of the class of sercurities, check the following [X].

                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 9, 2005


                                           Chilton Investment Company, LLC



                                           By:  /s/  James Steinthal
                                                --------------------------------
                                                Name:  James Steinthal
                                                Title: Senior Vice President